                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14 OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           FILED BY THE REGISTRANT [X]

                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

                           CHECK THE APPROPRIATE BOX:

        [ ] PRELIMINARY PROXY STATEMENT [ ] CONFIDENTIAL, FOR USE OF THE
                        COMMISSION ONLY (AS PERMITTED BY
                                RULE 14a-6(e)(2))
                         [X] DEFINITIVE PROXY STATEMENT
                       [ ] DEFINITIVE ADDITIONAL MATERIALS
        [ ] SOLICITING MATERIAL PURSUANT TO RULE 14a-11(c) OR RULE 14a-12

                              READ-RITE CORPORATION
 - -----------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

 - -----------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                              [X] NO FEE REQUIRED.

  [ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14a-6(i)(1) AND 0-11.

       (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

      ---------------------------------------------------------------------

        (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

      ---------------------------------------------------------------------

      (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE
           FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

      ---------------------------------------------------------------------

              (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

      ---------------------------------------------------------------------
                               (5) TOTAL FEE PAID:

      ---------------------------------------------------------------------

               [ ] FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.

   [ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT
    RULE 0-11(a)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS
     PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT
           NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

                           (1) AMOUNT PREVIOUSLY PAID:

      ---------------------------------------------------------------------
                (2) FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:

      ---------------------------------------------------------------------
                                (3) FILING PARTY:

      ---------------------------------------------------------------------
                                 (4) DATE FILED:

      ---------------------------------------------------------------------

                                [READ-RITE LOGO]

                             READ-RITE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 24, 2000

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Read-Rite Corporation, a Delaware corporation (the "Company"), will be held on Thursday, February 24, 2000, at 10:00 a.m., local time, at the Company's facility at 44100 Osgood Road, Fremont, California, for the following purposes:

          1. To elect six directors to serve for the ensuing year or until their successors are duly elected and qualified.

          2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the 2000 fiscal year.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on December 30, 1999 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please sign, mark, date, and return the enclosed proxy as promptly as possible in the prepaid postage envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          THE BOARD OF DIRECTORS

Milpitas, California
January 20, 2000

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO
           COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                      READ-RITE LOGO
                                   345 LOS COCHES STREET
                                  MILPITAS, CALIFORNIA 95035

                           ---------------------------------------

                                   PROXY STATEMENT FOR 2000
                                ANNUAL MEETING OF STOCKHOLDERS

     The enclosed Proxy is solicited on behalf of the Board of Directors of Read-Rite Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, February 24, 2000, at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's facility at 44100 Osgood Road, Fremont, California.

     The proxy solicitation materials were mailed on or about January 20, 2000 to all stockholders of record on December 30, 1999 (the "Record Date").

INFORMATION CONCERNING SOLICITATION AND VOTING

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Secretary of the Company at the above address written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matters. ABSTAIN votes will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has not voted. Thus, a broker non-vote will not affect the outcome of the voting on any proposal set forth in this Proxy Statement.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company has retained ChaseMellon Shareholder Services, LLC to act as proxy solicitor for the Annual Meeting at a cost of approximately $5,500, plus expenses. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and regular employees, without additional compensation, personally or by telephone, facsimile or telegram.

RECORD DATE AND OUTSTANDING SHARES

     Stockholders of record at the close of business on December 30, 1999 are entitled to notice of the meeting and to vote at the meeting. At the Record Date, 49,927,337 shares of the Company's Common Stock were issued and outstanding.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholders of the Company may submit proper proposals to be considered for inclusion in the Company's Proxy Statement for the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be considered for inclusion in the Company's proxy materials for the annual meeting of stockholders to be held in the year 2001, stockholder proposals must be received by the Secretary of the Company no later than September 22, 2000, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     In addition, the Company's Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's proxy statement, to be brought before an annual meeting of stockholders. For nominations or other business to be properly brought before the meeting by a stockholder, such stockholder must provide written notice delivered to the Secretary of the Company 90 days in advance of the annual or special meeting, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. In the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company's proxy materials, should be sent to Read-Rite Corporation, 345 Los Coches Street, Milpitas, California 95035, Attention: Corporate Secretary.

     If a stockholder wishes to present a proposal at the Company's annual meeting in the year 2001, and the proposal is not intended to be included in the Company's proxy statement relating to that meeting, the stockholder must give advance notice to the Company prior to the deadline for such meeting determined in accordance with the Bylaws, as described above (the "Bylaw Deadline"). If a stockholder gives notice of such a proposal after the Bylaw Deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

     SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company's proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline for the year 2001 annual meeting is December 6, 2001 (45 calendar days prior to the anniversary of the mailing date of this proxy statement.) If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company's year 2001 annual meeting. Because the Bylaw Deadline is not capable of being determined until the Company publicly announces the date for its next annual meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline, but before the Bylaw Deadline, would be eligible to be presented at next year's annual meeting and the Company believes that its proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting, without including any disclosure of the proposal in the proxy statement relating to such meeting.

     The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year's Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting, including any stockholder proposals received between the date of this proxy statement and the Bylaw Deadline for this year's Annual Meeting, which is January 30, 2000.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

NOMINEES

     A board of six directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six nominees named below, five of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for the nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of the office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The six candidates receiving the highest number of "FOR" votes shall be elected to the Company's Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW:

                                                                                        DIRECTOR
                 NAME                    AGE            PRINCIPAL OCCUPATION             SINCE
                 ----                    ---            --------------------            --------
Cyril J. Yansouni......................  57    Chairman of the Board of Directors and     1991
                                               Chief Executive Officer of the Company
William J. Almon.......................  67    Chairman of Internet Image, Inc.           1994
Michael L. Hackworth...................  58    Chairman of the Board of Cirrus Logic,     1995
                                               Inc.
Matthew J. O'Rourke....................  61    Retired Partner, Price Waterhouse LLP      1996
Robert M. White........................  61    Professor, Carnegie Mellon University      1999
Alan S. Lowe...........................  37    President and Chief Operating Officer        --
                                               of the Company

     Except as set forth below, each nominee has been engaged in his principal occupation described above during the past five years. There is no family relationship among any directors or executive officers of the Company.

     Mr. Yansouni has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since March 1991. Prior to joining the Company, Mr. Yansouni was with Unisys Corporation, a manufacturer of computer systems, from December 1988 to February 1991, where he served in various senior management capacities, most recently as an Executive Vice President. From October 1986 to December 1988, Mr. Yansouni was President of Convergent Technologies, a manufacturer of computer systems that was acquired by Unisys Corporation in December 1988. From 1967 to 1986, Mr. Yansouni was at Hewlett-Packard Company, where he served in a variety of technical and management positions, most recently as Vice President and General Manager of the Personal Computer Group. Mr. Yansouni received his M.S. degree in electrical engineering from Stanford University and his B.S. degree in electrical engineering and mechanical engineering from the University of Louvain, Belgium. Mr. Yansouni is also a director of Informix Software, Inc. and PeopleSoft, Inc., both software companies.

     Mr. Almon has been a director of the Company since December 1994. Since December of 1998, Mr. Almon has been the Chairman of Internet Image, an E-commerce company. From May 1994 to October 1998, Mr. Almon served as the Chairman and Chief Executive Officer of StorMedia, Inc., a manufacturer of thin film magnetic disks for rigid disk drives, which filed a voluntary petition for relief under Chapter 11 of the federal bankruptcy laws in October of 1998. From 1989 to 1992, Mr. Almon served as the President and Chief Operating Officer of Conner Peripherals, Inc., a disk drive manufacturer, that was acquired by Seagate Technology, Inc., a customer of the Company. Mr. Almon received his B.S. degree from the United States

Military Academy at West Point, and pursued graduate studies at the Georgetown University School of Economics. Mr. Almon is also a director of Sigma Designs, Inc., a multimedia company.

     Mr. Hackworth has been a director of the Company since November 1995. Since February 1999, Mr. Hackworth has been Chairman of the Board of Cirrus Logic, Inc. From August 1997 until February 1999, Mr. Hackworth served as the Chairman and Chief Executive Officer of Cirrus Logic, Inc, a manufacturer of semiconductors. Previously, Mr. Hackworth served as President, Chief Executive Officer and as a director of Cirrus Logic since he founded the company in January 1985. Prior to founding Cirrus Logic, Mr. Hackworth was employed by Signetics Corporation, most recently as Senior Vice President of MOS and Linear Products.

     Mr. O'Rourke has been a director of the Company since July 1996. He joined Price Waterhouse in 1960, was admitted to partnership in 1972 and worked in various Price Waterhouse offices throughout the United States until his retirement in June 1996. He was a managing partner at Price Waterhouse's New York national office from 1994 through June 1996, prior to which he served as the managing partner for Northern California. Mr. O'Rourke holds a B.S. degree in Economics from Villanova University (Pennsylvania), and is a Certified Public Accountant in a number of states. Mr. O'Rourke is also on the Board of Directors of LSI Logic Corporation, a semi-conductor products and storage systems designer and manufacturer.

     Dr. White has been a director of the Company since July 1999. Since 1993, Dr. White has been a University Professor of Electrical and Computer Engineering, Director of the Data Storage Systems Center, and Professor of Engineering and Public Policy at Carnegie Mellon University. Prior to joining Carnegie Mellon University, Dr. White served as the first Under Secretary for Technology in the Commerce Department from 1990 to 1993. His industry experience includes positions at Control Data Corporation as vice president and chief technology officer, and at Xerox's Palo Alto Research Center as a principal scientist. Dr. White has written extensively, and is the author of over 120 technical publications. He is on the board of directors for STMicroelectronics NV (Geneva), Ontrack Data International, Inc. (Minneapolis), and ENSCO, Inc. (Springfield, VA). In addition, Dr. White is a member of the National Academy of Engineering, and a Fellow at the American Physical Society, the IEEE and the American Association for the Advancement of Science (AAAS). Dr. White received a Bachelor of Science degree in physics from MIT and a Ph.D. in physics from Stanford University.

     Mr. Lowe has served as President and Chief Operating Officer of the Company since May 1997. Mr. Lowe joined the Company in 1989. Mr. Lowe served as Vice President, Sales from November 1991 to August 1994, as Vice President of Customer Programs from August 1994 to November 1995, and as Senior Vice President, Customer Programs from November 1995 to October 1996. Mr. Lowe was Senior Vice President, Customer Business Units, from October 1996 to March 1997 and was promoted to President and Chief Operating Officer in May of 1997. Prior to joining the Company in 1989, Mr. Lowe was sales manager for Microcom Corporation, a data communications hardware and software company. From 1985 to 1989, Mr. Lowe held various sales positions at IBM. Mr. Lowe holds B.A. degrees in Computer Science and Business Economics from the University of California, Santa Barbara.

RETIREMENT FROM BOARD OF DIRECTORS

     Dr. John G. Linvill, who is currently a director of the Company and has served on the Board since August 1991, is retiring and will not stand for reelection in 2000. The Company wishes to thank Dr. Linvill for his many years of dedicated service to the Company and for his many years of guidance and advice to management. Dr. Linvill has been a faculty member at Stanford University since 1955. Since 1989, he has been Professor Emeritus, and from 1980 to 1990, he was Director of the Center for Integrated Systems in Stanford's Electrical Engineering Department. Dr. Linvill received his A.B. degree in mathematics and physics from William Jewel College and his S.B., S.M. and Sc.D. degrees in electrical engineering from the Massachusetts Institute of Technology.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of the Record Date by each director (including the Company's Chief Executive Officer), by the five other most highly compensated executive officers of the Company (one of whom was not serving as an executive officer at the end of the fiscal year) whose salary plus bonus exceeded $100,000 for fiscal 1999 (such officers, together with the Chief Executive Officer, are collectively referred to as the "Named Executive Officers"), by all current directors and executive officers as a group, and by each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock:

                       NAME OR GROUP                          NUMBER OF SHARES    PERCENT OF TOTAL
                       -------------                          ----------------    ----------------
State of Wisconsin Investment Board.........................     3,910,800              7.83%
121 East Wilson Street, Madison WI 53702
Cyril J. Yansouni(l)........................................     1,505,759              3.01%
William J. Almon(2).........................................        45,000                 *
Michael L. Hackworth(3).....................................        26,000                 *
John G. Linvill(4)..........................................        53,930                 *
Matthew J. O'Rourke(5)......................................        25,130                 *
Robert M. White(6)..........................................        10,000                 *
Peter G. Bischoff(7)........................................       331,653                 *
Michael A. Klyszeiko(8).....................................       265,742                 *
Alan S. Lowe(9).............................................       329,383                 *
James Murphy(10)............................................       126,256                 *
Mark Re(11).................................................        37,600                 *
All current directors and executive officers as a group
  (12)......................................................     2,993,123              5.99%

---------------
 * Less than 1%

 (1) Includes 1,344,236 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

 (2) Includes 32,000 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

 (3) Includes 26,000 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

 (4) Includes 50,930 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

 (5) Includes 23,930 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

 (6) Includes 10,000 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

 (7) Includes 327,695 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date. Mr. Bischoff retired as an executive officer of the Company as of March 1, 1999. Accordingly, he was not serving as an executive officer at the end of the fiscal 1999.

 (8) Includes 258,071 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

 (9) Includes 292,274 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

(10) Includes 121,418 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

(11) Includes 37,500 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

(12) Includes 2,757,554 shares issuable upon the exercise of stock options to purchase shares of Common Stock, held by current executive officers and directors, which are exercisable within 60 days of the Record Date.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held eight meetings during fiscal
1999.

     The Audit Committee held four meetings during fiscal 1999. During fiscal 1999, the Audit Committee consisted of Messrs. Linvill, Almon, Hackworth, O'Rourke and White. The Audit Committee reviews the financial statements and the internal financial reporting systems and controls of the Company with the Company's management and independent auditors, and reviews other matters relating to the relationship of the Company with its auditors.

     The Compensation Committee held three meetings during fiscal 1999. During fiscal 1999, the Compensation Committee consisted of Messrs. Linvill, Almon, Hackworth, O'Rourke and White. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policies and administers the Company's stock option plans and Employee Stock Purchase Plan.

     The Board of Directors currently has no nominating committee or committee performing a similar function.

     During fiscal 1999, no director attended fewer than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he served during the fiscal year.

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company receives a fee of $2,000 per quarter, plus $1,000 for each board meeting attended and $500 for each board committee meeting attended. Non-employee directors also participate in the Company's 1991 Director Option Plan (the "Director Plan") and, as of July 1, 1998, in the Company's 1995 Stock Option Plan (the "1995 Plan"). The Director Plan was amended effective April 13, 1999. Under the Director Plan, as amended, each non-employee director automatically received a nonstatutory option to purchase 6,000 shares on April 13, 1999, and each new non-employee director is automatically granted a nonstatutory option to purchase 6,000 shares of Common Stock on the date upon which he or she first becomes a director (after April 13, 1999). Thereafter, on the date a non-employee director is elected or re-elected to the Board of Directors, that director automatically receives a nonstatutory option under the Director Plan to purchase 6,000 shares of the Company's Common Stock and a nonstatutory option under the 1995 Plan to purchase 4,000 shares of the Company's Common Stock. These options granted under the Director Plan and the 1995 Plan have a term of ten years, unless terminated sooner following termination of the optionee's status as a director or otherwise pursuant to the terms of the Director Plan and the 1995 Plan, respectively. The exercise price of each option granted under both plans is equal to the fair market value of the Common Stock on the date of grant. Options granted after April 13, 1999 vest immediately upon grant. Options granted prior to April 13, 1999 under the Director Plan typically vest over four years (25% on each of the first four anniversaries of the grant date). Effective April 13, 1999, Messrs. Almon, Hackworth, Linvill and O'Rourke were each granted an option to purchase 6,000 shares of Common Stock under the Director Plan, and an option to purchase 4,000 shares of Common Stock under the 1995 Stock Plan; such options were immediately vested and have an exercise price of $5.9063 per share. Effective July 16, 1999, Robert M. White was granted an option to purchase 6,000 shares of Common Stock under the Director Plan and an option to purchase 4,000 shares of Common Stock under the 1995 Plan; such options were immediately vested and have an exercise price of $6.0625 per share.

     Pursuant to an October 1998 amendment to the Director Plan, a non-employee director may elect to receive an option ("Deferral Option") to purchase the Company's common stock in lieu of receiving cash payment of fees. A non-employee director may elect to waive fees payable in favor of a Deferral Option by submitting to the Company an election before the first business day of a given fiscal year. The election shall be irrevocable, except that upon the request of a non-employee director and based upon a showing of financial hardship caused by accident, illness or any other event beyond the non-employee director's control, the Board of Directors may, in its sole discretion, allow changes to such election. Deferral Options shall be granted automatically under the Director Plan on the last business day of each fiscal year in which a non-employee director elects to waive fees. The number of shares granted pursuant to a Deferral Option shall be a quotient equal to the fees waived, divided by 75% of the fair market value of a share of the Company's Common Stock on the date of grant. The term of a Deferral Option shall be ten
(10) years, and the exercise price shall be 25% of the fair market value per share on the date of grant. A Deferral Option shall be fully vested and exercisable on the date of grant, but shall remain exercisable only while the non-employee director remains a director of the Company and for three (3) months thereafter. Non-employee directors received fees payable for the first quarter of fiscal 1999 in cash. Messrs. Linvill and O'Rourke submitted an election to waive fees payable in favor of a Deferral Option, and on September 24, 1999, the last business day of fiscal 1999, Messrs. Linvill and O'Rourke were each automatically granted a Deferral Option to purchase 3,930 shares of Common Stock under the 1995 Stock Plan; such options were immediately vested and have an exercise price of $1.1875 per share.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation for the Named Executive Officers for the Company's last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                             ANNUAL COMPENSATION (1)               ------------
                                 -----------------------------------------------    SECURITIES
                                                                    OTHER ANNUAL    UNDERLYING     ALL OTHER
                                 FISCAL                             COMPENSATION     OPTIONS/     COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR    SALARY($)   BONUS($)(2)       ($)          SARS(#)         ($)(3)
  ---------------------------    ------   ---------   -----------   ------------   ------------   ------------
Cyril J. Yansouni(4)...........   1999     570,000     1,000,000           --        500,000         10,585
Chairman and Chief                1998     570,000       600,000           --        500,000         14,245
  Executive Officer               1997     570,000       815,000           --        100,000          9,079
Alan S. Lowe(5)................   1999     418,269            --           --        250,000            659
  President and Chief             1998     374,423            --           --        676,174          1,381
  Operating Officer               1997     266,000       333,000           --        110,000          1,490
Michael A. Klyszeiko(6)........   1999     310,000            --           --             --            659
  Executive Vice President        1998     309,577            --           --        506,551          1,381
  Operations...................   1997     255,000       218,000           --         50,000          1,490
James Murphy(7)................   1999     283,077        66,600           --         50,000            659
  Senior Vice President           1998     259,615        66,600           --        353,537          1,381
  Customer Business Units         1997     201,923        60,900       65,374         50,000             --
Mark Re(8).....................   1999     293,250        75,000           --         50,000            620
  Senior Vice President           1998     121,154       100,000           --        250,000             --
  Research & Development          1997          --            --           --             --             --
Peter G. Bischoff(9)...........   1999     252,115       200,000           --             --             --
  Former Executive Vice
     President                    1998     284,792       200,000           --        538,708          1,381
                                  1997     258,000       412,000           --         50,000          1,490

---------------
(1) Excludes certain perquisites and other amounts, such as car allowance, which for any executive officer did not exceed, in the aggregate, the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer. The Company has no restricted stock award programs, stock appreciation rights or long-term investment plans.

(2) Includes bonus awards earned for performance in the fiscal year noted even though portions of such amounts may be payable in subsequent years. Excludes bonus awards paid in the fiscal year noted but earned in prior years.

(3) Includes the value of the Company's Common Stock issued as matching contributions pursuant to the Company's 401(k) Plan and the value of premiums paid on life insurance policies.

(4) Mr. Yansouni's fiscal 1998 and fiscal 1999 bonus compensation includes the $600,000 and $1,000,000 bonuses that were established pursuant to his 1998 retention arrangement and on which payment has been deferred. See "Board Compensation Committee Report on Executive Compensation -- Compensation of the Chief Executive Officer." "All Other Compensation" for fiscal 1999 includes $9,926 in life insurance premiums paid by the Company and the value of the matching contributions of the Company's Common Stock contributed by the Company under the Company's 401(k) Plan ($659).

(5) Mr. Lowe's fiscal 1998 Securities Underlying Options granted includes a grant of 80,000 new options, a cancellation and repricing of 277,200 previously granted options in connection with the April 1998 Option Exchange Program and a subsequent cancellation and repricing of 318,974 previously granted options in connection with the August 1998 Option Exchange Program. "All Other Compensation" for fiscal 1999 represents the value of the matching contributions of the Company's Common Stock contributed by the Company under the Company's 401(k) Plan.

(6) Mr. Klyszeiko's fiscal 1998 Securities Underlying Options granted includes a grant of 50,000 new options, a cancellation and repricing of 198,480 previously granted options in connection with the April 1998 Option Exchange Program and a subsequent cancellation and repricing of 258,071 previously granted options in connection with the August 1998 Option Exchange Program. "All Other Compensation" for fiscal 1999 represents the value of the matching contributions of the Company's Common Stock contributed by the Company under the Company's 401(k) Plan.

(7) Mr. Murphy's fiscal 1998 and fiscal 1999 bonus compensation each included a $66,600 bonus payment made pursuant to his retention agreement with the Company. See "Employment Arrangements." Mr. Murphy's fiscal 1998 Securities Underlying Options granted includes a grant of 50,000 new options, a cancellation and repricing of 148,331 previously granted options in connection with the April 1998 Option Exchange Program and a subsequent cancellation and repricing of 155,206 previously granted options in connection with the August 1998 Option Exchange Program. Mr. Murphy's Other Annual Compensation for fiscal 1997 includes $51,311 in relocation payments. "All Other Compensation" for fiscal 1999 represents the value of the matching contributions of the Company's Common Stock contributed by the Company under the Company's 401(k) Plan.

(8) Dr. Re became an executive officer of the Company on April 3, 1998. Dr. Re's bonus compensation includes payments pursuant to his employment agreement whereby Dr. Re received retention payments of $100,000 and $75,000 in fiscal 1998 and 1999, respectively. Dr. Re's fiscal 1998 Securities Underlying Options granted includes 100,000 options cancelled and re-granted in connection with the August 1998 Option Exchange Programs. "All Other Compensation" for fiscal 1999 represents the value of the matching contributions of the Company's Common Stock contributed by the Company under the Company's 401(k) Plan.

(9) Mr. Bischoff resigned as an executive officer of the Company on March 1, 1999 and retired from the Company on October 31, 1999. Mr. Bischoff's fiscal 1997, fiscal 1998 and fiscal 1999 compensation included payments under the October 1995 extension of Mr. Bischoff's retention arrangement. See "Employment Arrangements." Mr. Bischoff's fiscal 1998 Securities Underlying Options granted includes a grant of 50,000 new options, a cancellation and repricing of 180,604 previously granted options in connection with the April 1998 Option Exchange Program and a cancellation and repricing of 308,104 previously granted options in connection with the August 1998 Option Exchange Program.

STOCK OPTIONS IN FISCAL 1999

     The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of September 26, 1999, the last day of the Company's 1999 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                                                                         VALUES ($) AT ASSUMED
                                                                                             ANNUAL RATES
                                    INDIVIDUAL GRANTS(1)                                    OF STOCK PRICE
                               -------------------------------                             APPRECIATION FOR
                               NUMBER OF                                                    OPTION TERM(2)
                               SECURITIES   % OF TOTAL OPTIONS                           ---------------------
                               UNDERLYING       GRANTED TO       EXERCISE                   5%          10%
                                OPTIONS        EMPLOYEES IN       PRICE     EXPIRATION   PER YEAR    PER YEAR
            NAME               GRANTED(#)      FISCAL YEAR        ($/SH)       DATE         ($)         ($)
            ----               ----------   ------------------   --------   ----------   ---------   ---------
Cyril J. Yansouni............   500,000           19.62%           8.00      10-01-08    2,515,579   6,374,970
Alan S. Lowe.................   250,000            9.81%           8.50      02-26-09    1,336,401   3,386,702
Michael A. Klyszeiko.........        --              --              --            --           --          --
James Murphy.................    50,000            1.96%           8.50      02-26-09      267,280     677,341
Peter G. Bischoff............        --              --              --            --           --          --
Mark Re......................    50,000            1.96%           8.50      02-26-09      267,280     677,341

---------------
(1) These options were granted under the 1995 Plan at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The 1995 Plan provides that in the event of a merger of the Company with or into another corporation or a sale of substantially all of the assets of the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the options granted under the 1995 Plan, the optionee shall have the right to exercise the option as to all shares (including shares for which the option would not otherwise be exercisable) for a period of 15 days from the date the optionee receives notice thereof from the administrator. Options vest over four years (25% on each of the first four anniversaries of the grant date) and have a term of ten years.

(2) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and are not an estimate or projection of future prices for the Company's Common Stock.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                  SHARES                  OPTIONS AT FISCAL YEAR         IN-THE-MONEY OPTIONS
                                 ACQUIRED                         END(#)               AT FISCAL YEAR END($)(1)
                                    ON       VALUE     ----------------------------   ---------------------------
             NAME                EXERCISE   REALIZED   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                --------   --------   -----------    -------------   -----------   -------------
Cyril J. Yansouni..............     --         --        797,318        1,114,590      1,895,988          --
Peter G. Bischoff..............     --         --        306,273           21,422             --          --
Michael A. Klyszeiko...........     --         --        223,931           34,140             --          --
Alan S. Lowe...................     --         --        187,551          381,423             --          --
James Murphy...................     --         --         83,918          121,288             --          --
Mark Re........................     --         --         25,000          125,000             --          --

---------------
(1) Represents the difference between the closing price of the Company's Common Stock on September 26, 1999 of $4.75 per share and the exercise price of in-the-money options multiplied by the total number of shares.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") consists of Messrs. Linvill, Almon, Hackworth, O'Rourke and White, none of whom is an employee of the Company. As part of its duties, the Committee reviews compensation levels of executive officers, evaluates management performance and administers the Company's 1995 Plan, 1998 Nonstatutory Stock Option Plan (the "1998 Plan") and Employee Stock Purchase Plan (the "Purchase Plan"). The Committee is assisted by the Company's Human Resources personnel, and by a compensation consulting firm, which supplies the Committee statistical data and other executive compensation information to permit the Committee to compare the Company's compensation policies against compensation levels nationwide and against programs of other companies of similar size in the Company's industry and geographic area.

     The Company's executive compensation programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving the Company's short- and long-term strategic goals, to link executive compensation and stockholder interests through Company performance-based and equity-based plans, and to recognize individual contributions to Company performance.

     Compensation for the Company's executive officers consists of four principal elements: base salary, semi-annual variable compensation, annual bonus and stock options. The combination and relative weighting of these elements reflect the Committee's belief that executive compensation should be closely tied to the Company's profitability.

     Base Salary. Executive officer salaries are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions based on statistical data provided by the Company's compensation consultant. Executive officer base salaries are targeted towards the 50th percentile established by such data in order to place a greater emphasis on Company performance-based components of the compensation package. The Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in market conditions as well as individual performance and responsibilities. Mr. Yansouni's base compensation was $570,000 for fiscal 1999 and has not been changed since 1995.

     Semi-Annual Variable Compensation (formerly Quarterly Variable Compensation). In fiscal 1999, in order to ensure the alignment of bonus payouts to executives with those of all other Company employees, the Company changed its quarterly variable compensation program to a semi-annual variable compensation program. The Company's semi-annual variable compensation program acknowledges both Company and individual performance and is intended to bring the total of base salary plus semi-annual variable compensation up to approximately the 75th percentile established by reference to the statistical data referenced above when all Company profitability and individual performance objectives are met.

     Under the semi-annual program, each executive officer is eligible to receive semi-annual variable compensation equal to a percentage of that officer's base salary determined by the Committee. At the beginning of the fiscal year, the Committee sets semi-annual Company "profit after tax" ("PAT") goals for the year. No awards may be made under the program unless the Company is profitable. If the Company is profitable, semi-annual award eligibility begins to accrue once the Company achieves 80% of the applicable semi-annual PAT target, and increases on a straight-line basis to full eligibility at 100% of the applicable semi-annual PAT target (e.g., at 90% of the applicable target, award eligibility is 50% of the executive's maximum percentage for the six month period). Once eligibility is established based on Company performance, 80% of that eligibility is paid, with the 20% balance payable based on individual performance considerations. If eligibility is established based on Company performance, actual awards can be adjusted upwards or downwards at the Committee's discretion for individual performance and other Company performance criteria. Semi-annual awards for both the Chief Executive Officer and the President are based solely on Company performance.

     Semi-annual variable compensation eligibility for fiscal 1999 ranged from 25% - 50% (or 12.5% - 25% per six-month period) of the respective base salaries (the "Target Incentive") of the participating officers except the Company's Chief Executive Officer and President, whose percentages were each 70% (or 35% per six-month period). Mr. Yansouni's and Mr. Lowe's semi-annual variable eligibility were not changed in fiscal 1999. Based on the PAT goals set by the Committee for fiscal 1999, no semi-annual awards were paid in fiscal 1999 to participating officers.

     Annual Bonus. The Company's annual bonus program also acknowledges Company and individual performance. The annual program is intended to bring the executives' total compensation (base salary, semi-annual variable compensation and annual bonus) above the 90th percentile established by reference to the statistical data discussed above when all Company profitability and individual performance criteria are met. The Annual Bonus program was modified in fiscal 1998 to consist of two components: "Year-End On Plan Bonus" and "Year-End Over Plan Bonus."

     The Year-End On Plan Bonus is based on Company PAT performance for the full fiscal year. Under this program, a year end "on plan" bonus is paid if, at the end of the fiscal year, the annual PAT target for the Company is achieved. Upon attaining 100% of the annual PAT goal, an executive may earn 0.5 times his Target Incentive.

     The Year-End Over Plan Bonus, formerly called the "Super Bonus," was modified during fiscal year 1998. This plan, which provides a maximum payout of
2.0 times Target Incentive, has two criteria for payout. Each of these two criteria is equally weighted in the calculation of bonus awards. The first criteria is PAT achievement exceeding 100% of the target. The second criteria, which varies annually, is designed to reinforce issues requiring particular executive attention. For fiscal year 1999, the second criteria was improvement in asset management (capital expenditure as a percentage of revenue). No year-end over plan bonus may be paid unless at least 100% of the annual PAT is achieved.

     During fiscal 1999, the Company did not meet its Annual PAT target, and no annual bonuses were paid to any executive.

     In order to ensure the successful transition to our new GMR programs and technologies, it is imperative that we retain key management and technical personnel. Therefore, for fiscal year 2000, the Company has guaranteed a minimum bonus payout under existing bonus programs for certain executives and key technical employees, provided these executives and employees are still in the employment of the Company on September 30, 2000. Mr. Lowe, Mr. Murphy and Dr. Re were the only Named Executive Officers of the Company participating in this program.

     Stock Options. Under the Company's 1995 Plan, stock options may be granted to executive officers and other employees of the Company, and under the Company's 1998 Plan, stock options may be granted to other employees of the Company. Upon joining the Company, an individual's initial option grant is based on the individual's responsibilities, position and upon information provided by the Company's compensation consultant. Thereafter, executives are considered for additional stock option grants annually; if made, the number of shares subject to any grant is based primarily on an individual's performance, responsibilities and position with the Company, as well as on the individual's present outstanding vested and unvested options. Options are designed to align the interests of executive officers with those of the Company's stockholders. All stock options granted to the Company's executive officers are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options typically vest over four years (25% on each of the first four anniversaries of the grant date).

     Vesting is designed to encourage the creation of stockholder value over the long term, as no benefit is realized from a stock option grant unless the price of the Common Stock rises over a number of years and the option holder is actively employed at the time of vesting.

     Compensation of the Chief Executive Officer. In October 1997, the Committee approved an executive retention arrangement for Mr. Yansouni. Pursuant to this arrangement, in 1998, in lieu of a 1998 stock grant of 250,000 shares of restricted stock, the Committee offered Mr. Yansouni a retention arrangement consisting of (i) a stock option grant in 1998 and (ii) a leadership bonus opportunity (the "Leadership Bonus"). In the event of the death or disability of Mr. Yansouni after January 20, 1999, the options granted to Mr. Yansouni in 1998 pursuant to this arrangement will vest as to an additional 12 months. In the event the Company terminates Mr. Yansouni's employment with the Company other than for cause, including removing or replacing Mr. Yansouni as Chief Executive Officer, the options granted to Mr. Yansouni in 1998 pursuant to this arrangement will vest in full.

     The Leadership Bonus is based upon Mr. Yansouni's continued status as Chief Executive Officer of the Company during fiscal years 1998, 1999, 2000, 2001 and 2002. Mr. Yansouni was eligible to receive an award of $600,000 on September 27, 1998 and an award of $1,000,000 on September 26, 1999. Provided Mr. Yansouni remains Chief Executive Officer on the last day of the applicable fiscal year, he will be further eligible to receive awards of $1,000,000 on the last day of fiscal years 2000, 2001 and 2002, respectively. Payment of all or a portion of each award may be deferred either (i) by Mr. Yansouni's irrevocable election on or before December 31 of the year preceding a given payment, or (ii) by the Company in order to preserve its tax deduction under Section 162(m), as necessary. Either of these deferral elections shall render the corresponding amount(s), plus interest accrued at a rate of 5% per annum during the deferral period, payable to Mr. Yansouni following a change in control of the Company or termination of Mr. Yansouni's employment with the Company for any reason except termination for cause. In September 1998, the Company elected to defer payment of the $600,000 award for fiscal year 1998 to Mr. Yansouni, and in December 1998, Mr. Yansouni elected to defer payment of the $1,000,000 award for fiscal year 1999.

     In the event of Mr. Yansouni's death or disability or a change in control, award of the next payable installment shall be accelerated to coincide with the date of such change in control, death or disability. If following a change of control Mr. Yansouni remains Chief Executive Officer, each award date for the remaining, unpaid installments shall be paid as described above unless the Board specifies otherwise.

     The Board may terminate or replace Mr. Yansouni as Chief Executive Officer at any time. In such case, and provided he is not removed for cause, Mr. Yansouni shall be awarded the pro rata amount of the next payable installment; additionally, the Committee at its sole discretion may award Mr. Yansouni a further leadership award payment, which, when added to the pro rata amount, may not exceed $1,000,000. Should Mr. Yansouni voluntarily resign from his position as Chief Executive Officer, the Committee may, but is not required to, pay Mr. Yansouni the pro rata amount of the next payable award. If Mr. Yansouni is terminated for cause, he shall not be eligible to receive any portion of the award for the fiscal year in which such termination occurs.

     Other elements of executive compensation include participation in a Company-wide medical and insurance benefits plan, additional life insurance coverage and the ability to defer compensation pursuant to a 401(k) plan. The Company presently makes matching contributions for all participants in the 401(k) plan in the form of shares of the Company's Common Stock. The amount of the contribution is $1.50 in Common Stock for each $1.00 the employee contributes to his or her 401(k) account, subject to a maximum Company match equal to the lesser of (i) $1,500 in Common Stock or (ii) 100 shares of Common Stock per employee per year.

     Mr. Yansouni receives no other material compensation or benefits not provided to all executive officers.

     Deductibility of Compensation. The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction is necessary in some circumstances. In particular, the Committee notes that in the event that Company and individual performance goals are achieved under the Company's semi-annual variable compensation program and annual bonus program, the cash compensation of certain officers may exceed the $1,000,000 threshold.

                                          COMPENSATION COMMITTEE OF
                                          THE BOARD OF DIRECTORS

                                          JOHN G. LINVILL
                                          WILLIAM J. ALMON
                                          MICHAEL L. HACKWORTH
                                          MATTHEW J. O'ROURKE
                                          ROBERT M. WHITE

CERTAIN TRANSACTIONS

     In April 1991, the Company entered into a retention arrangement with Peter
G. Bischoff, Executive Vice President, pursuant to which the Company deposited $1,000,000 into an interest-bearing account and agreed to pay to Mr. Bischoff $200,000 of such amount plus all accrued interest on February 15 of each of 1992 through 1996. In October 1995, the Board extended Mr. Bischoff's retention arrangement for four years such that Mr. Bischoff receives $200,000 on the last day of February 1997, 1998, 1999 and 2000, respectively, provided he remains an employee in good standing of the Company at the time of each award. In extending this arrangement, however, the Board eliminated the trust requirement. Mr. Bischoff resigned as an executive officer of the Company effective March 1, 1999. In April 1999, in connection with Mr. Bischoff's retirement, the Board agreed to the following: to accelerate the vesting of Mr. Bischoff's options unvested as of January 1, 2000 to August 31, 1999; agreed to provide Mr. Bischoff with four months of salary continuation on a part-time pro-rated basis from October 31, 1999, the date of Mr. Bischoff's retirement; and agreed to pay Mr. Bischoff a prorated portion of his last retention award payment.

     As discussed previously under the Board Compensation Committee Report of Executive Compensation, for fiscal 2000 the Board has guaranteed Mr. Alan S. Lowe, the Company's President and Chief Operating Officer, a minimum bonus of $200,000 on September 30, 2000, under existing bonus programs provided he is an employee in good standing on such date.

     In October 1996, the Company loaned James Murphy, the Company's Senior Vice President, Customer Business Units, $200,000 in connection with the purchase of his principal residence in Northern California. This loan bears interest at 6.02% per annum and is secured by a second deed of trust in favor of the Company. Accrued interest on the outstanding balance of the loan is due annually; however, the Company has agreed to waive such interest payments as they come due. The maximum amount outstanding under this loan during fiscal 1999 was $66,800 and, as of December 31, 1999, the loan was paid in full. Provided he was an employee in good standing on each such date, the Company additionally agreed to pay Mr. Murphy two retention bonuses of $66,600 on the first two anniversaries of the date of the loan, respectively, and one retention bonus of $66,800 on the third anniversary of the date of the loan. Mr. Murphy was an employee in good standing in October 1997, October 1998 and October 1999 and received the first, second and third anniversary retention bonuses of $66,600, $66,600 and $66,800, respectively. The principal amount of the loan was payable in installments of $66,600, $66,600 and $66,800 on the first, second and third anniversaries of the loan, respectively, and Mr. Murphy has paid the entire balance of the loan in full. As discussed previously under the Board Compensation Committee Report of Executive Compensation, for fiscal 2000 the Board has guaranteed Mr. Murphy a minimum bonus of $150,000 under existing bonus programs, on September 30, 1999, provided he is an employee of the Company in good standing on such date.

     Michael A. Klyszeiko, Executive Vice President of Operations has resigned as an executive officer of the Company effective January 1, 2000. In April of 1999, in connection with Mr. Klyszeiko's retirement from the Company, the Board agreed to accelerate the vesting of Mr. Klyszeiko's options unvested as of January 1, 2000 to August 31, 1999.

     In April 1998, in connection with his initial employment with the Company, the Company loaned Mark Re, the Company's Senior Vice President, Research and Development, $200,000 in connection with the purchase of his principal residence in Northern California. This loan bears interest at a rate of 5.48% per annum and is secured by a second deed of trust in favor of the Company. Accrued interest on the outstanding balance of the loan is due annually; however the Company has agreed to waive such interest payments as they come due. The maximum amount outstanding under this loan during fiscal 1999 and the amount outstanding as of December 31, 1999, was $200,000. The principal amount of the loan is payable in full on September 30, 2000, or in full 90 days following Dr. Re's termination of employment with the Company. The Company paid Dr. Re a hire-on bonus of $75,000 in 1998. Provided he is an employee in good standing on such dates, the Company has also agreed to pay Dr. Re two retention bonuses of $50,000 and $75,000 on December 31, 1998 and December 31, 1999, respectively. In July 1998, the Company agreed to pay Dr. Re a bonus on July 27, 2001 of $375,000 provided Dr. Re is an employee in good standing on such date. Dr. Re was an employee in good standing on December 31, 1998 and received his first anniversary retention bonus of $50,000. Pursuant to his retention agreement, if bonuses paid to Dr. Re under the Company's executive bonus programs for fiscal 1999 and 2000, (collectively, the "Bonuses") not including the hire-on bonuses described in this paragraph, total less than $200,000, the Company has agreed to pay Dr. Re on September 30, 2000, the difference between $200,000 and the Bonuses. Additionally, for fiscal 2000, as discussed previously under the Board Compensation Committee Report of Executive Compensation, the Board has guaranteed Dr. Re a minimum bonus of $100,000, under existing bonus programs, provided he is an employee in good standing on September 30, 2000. Therefore, under the two programs mentioned above, Dr. Re has effectively been guaranteed a minimum bonus of $300,000 on September 30, 2000, provided he is an employee in good standing on such date.

     Upon his relocation to California, and in connection with his initial employment with the Company, the Company loaned John T. Kurtzweil, Senior Vice President of Finance and Chief Financial Officer, $145,000 in October 1995, for the purchase of his principal residence in Northern California. This loan does not bear interest and is secured by a second deed of trust in favor of the Company. The maximum amount outstanding under this loan during fiscal 1999, and the amount outstanding at December 31, 1999, was $145,000. The Company also agreed to pay Mr. Kurtzweil cash bonuses in the amount of $72,500 in each of January 2000 and 2001, provided he is an employee in good standing on such dates. The loan is repayable in two installments of $72,500 in each of January 2000 and 2001, or in full 90 days following Mr. Kurtzweil's termination of employment with the Company. In December of 1998, the Promissory Note was amended to correct a clerical error changing the repayment dates on the loan to the end of February 2000 and 2001. In October of 1999, to maintain consistency with prior Company practice, the Board approved a gross up, for tax purposes, of the bonuses to be granted, above, under the Company's relocation loan and bonus arrangement.

     In March 1997, the Company's Board of Directors adopted a Management Severance Plan (the "Severance Plan") that provides for severance payments to the Company's executive officers in certain circumstances following a change in control. Specifically, the Severance Plan provides that if a participant's employment with the Company terminates as a result of an Involuntary Termination other than for Cause (as such terms are defined in the Severance Plan) at any time within eighteen months following a change in control, the participant will receive a one-time payment, equal to: (i) two times the participant's Annual Compensation (generally, base salary plus the yearly average of semi-annual and annual bonuses received by the participant over the preceding three years), plus
(ii) the participant's Pro-Rated Bonus Amount (generally, semi-annual and annual bonuses prorated through the date of the change in control). In such event, the participant is also entitled to receive medical, dental, vision, disability coverage, life insurance and other employee benefits no less favorable than those provided immediately prior to the change in control for 24 months following the change in control. In April 1999, the Compensation Committee of the Board of Directors voted to modify the Severance Plan to additionally provide that in the event that a participant's employment with the Company is terminated as a result of an Involuntary Termination other than for Cause (as such terms are defined in the Severance Plan) at any time within eighteen months following a change in control, all unvested Company stock options held by that participant will be immediately vested as of the date of such termination.

     Under the Severance Plan, a "change in control" means the occurrence of any of the following events: (i) a person becomes the beneficial owner of 50% or more of the total voting power of the Company's outstanding voting securities,
(ii) a change in the composition of the Company's Board of Directors occurs within a two-year period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the Severance Plan), (iii) the consummation of a merger or consolidation of the Company other than one in which the voting securities of the Company outstanding immediately prior thereto continue to represent more than 50% of the total voting power of the Company or the surviving corporation following such transaction, or (iv) the sale by the Company of all or substantially all of its assets. Payments under the Severance Plan are subject to reduction under certain circumstances to the extent such payments would constitute "parachute payments" within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code. The Severance Plan will terminate on the fifth anniversary of its effective date unless (i) the plan is extended by the Board, (ii) the plan is terminated by the Board, or (iii) a change in control occurs prior to such fifth anniversary.

     In accordance with the treatment of loans under the Severance Plan, the Company has agreed to pay Dr. Re and Mr. Kurtzweil a lump sum cash bonus equal to the then outstanding balance on the respective loan plus any accrued interest in the event that their employment is terminated within 18 months following a "change in control" of the Company as a result of an "involuntary termination" other than "for cause" (as these terms are defined in the Severance Plan).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of filings under Section 16(a) of the Securities Exchange Act of 1934, as amended, received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1999, all Section 16 filing requirements were met.

PERFORMANCE GRAPH

     The following graph sets forth the Company's total cumulative stockholder return compared to the Standard and Poor's 500 Composite Index and the Hambrecht and Quist Computer Hardware Sector Index for the period from September 30, 1994 through September 26, 1999. Total stockholder return assumes $100 invested at the beginning of the period in the Common Stock of the Company, the stocks represented in the Standard and Poor's 500 Composite Index and the stocks represented in the Hambrecht and Quist Computer Hardware Sector Index, respectively. Total return also assumes reinvestment of dividends; the Company has never paid dividends on its Common Stock.

     Historical stock price performance should not be relied upon as indicative of future stock price performance.

               COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN
PERFORMANCE GRAPH

                                                                                                            HAMBRECHT & QUIST
                                                  READ-RITE CORPORATION              S&P 500                COMPUTER HARDWARE
                                                  ---------------------              -------                -----------------
Sep-94                                                   100.00                      100.00                      100.00
Sep-95                                                   194.66                      129.95                      158.71
Sep-96                                                    84.00                      156.52                      191.61
Sep-97                                                   130.66                      220.21                      370.28
Sep-98                                                    41.66                      240.76                      412.97
Sep-99                                                    25.33                      306.89                      701.14

                                 PROPOSAL TWO:

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the 2000 fiscal year. This nomination is being presented to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP (or its predecessor) has audited the Company's financial statements since the Company's inception. A representative of Ernst & Young LLP is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board's selection. If the stockholders reject the nomination, the Board will reconsider its selection.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S AUDITORS FOR FISCAL 2000 AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

                                          THE BOARD OF DIRECTORS

Milpitas, California
January 20, 2000

PROXY


                             READ-RITE CORPORATION

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints CYRIL J. YANSOUNI, ANDREW C. HOLCOMB and JANE CONN, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock of Read-Rite Corporation, a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company's facility at 44100 Osgood Road, Fremont, California, on February 24, 2000, at 10:00 a.m., local time, or any adjournment thereof. THE PROXIES ARE BEING DIRECTED TO VOTE AS SPECIFIED BELOW OR, IF NO SPECIFICATION IS MADE, FOR THE ELECTION OF DIRECTORS, FOR THE APPOINTMENT OF ERNST & YOUNG LLP, AS INDEPENDENT AUDITORS, AND IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY BE PROPERLY COME BEFORE THE MEETING.

                The directors recommend a FOR vote on each item.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)



--------------------------------------------------------------------------------
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

                                                                                                                  Please mark    [X]
                                                                                                                 your votes as
                                                                                                                  indicated in
                                                                                                                  this example

                                              FOR            WITHHOLD
                                         All nominees        AUTHORITY
                                         listed (except   to vote for all
                                         as withheld)     nominees listed                                      FOR  AGAINST  ABSTAIN
1. ELECTION OF DIRECTORS                     [ ]                [ ]            2. Proposal to ratify the       [ ]     [ ]     [ ]
   (INSTRUCTIONS: TO WITHHOLD AUTHORITY                                           appointment of Ernst &
   TO VOTE FOR ANY INDIVIDUAL NOMINEE,                                            Young LLP, as independent
   STRIKE THAT NOMINEE'S NAME BELOW.)                                             auditors for the 2000
                                                                                  fiscal year.
                                                                                                                       YES     NO
                                                                                  I plan to attend the meeting:        [ ]     [ ]

   Nominees:  Cyril J. Yansouni       William J. Almon
              Matthew J. O'Rourke     Robert M. White
              Michael L. Hackworth    Alan S. Lowe





Signatures(s)________________________________________________________________________________________ Dated: _________________, 2000
(Signature(s) must be exactly as name(s) appear on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign this proxy.)
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                                                       FOLD AND DETACH HERE